Exhibit 99.2

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended September 30, 2024	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,256	$—	$538	$(18)	$2,776
Cost of sales and other expenses	(1,344)	—	(359)	(13)	(1,716)
Depreciation and amortization	(536)	—	(76)	(2)	(614)
Other income (expense), net	43	—	(4)	26	65
Net interest (expense) income	(209)	(1)	7	(108)	(311)
Income tax benefit (expense)	37	(1)	43	26	105
Equity earnings	—	263	191	—	454
Earnings attributable to noncontrolling interests	—	—	(110)	—	(110)
Preferred dividends	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$247	$261	$230	$(100)	$638

Three months ended September 30, 2023	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,725	$—	$629	$(20)	$3,334
Cost of sales and other expenses	(1,800)	(2)	(356)	—	(2,158)
Depreciation and amortization	(491)	—	(71)	(1)	(563)
Other income (expense), net	23	—	(2)	(18)	3
Net interest expense	(187)	—	(3)	(103)	(293)
Income tax benefit (expense)	20	—	(24)	56	52
Equity earnings	—	307	172	—	479
Earnings attributable to noncontrolling interests	—	—	(122)	—	(122)
Preferred dividends	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$290	$305	$223	$(97)	$721

SEMPRA
Table F (Continued)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Nine months ended September 30, 2024	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$8,022	$—	$1,466	$(61)	$9,427
Cost of sales and other expenses	(4,745)	(4)	(939)	(12)	(5,700)
Depreciation and amortization	(1,585)	—	(221)	(5)	(1,811)
Other income, net	159	—	2	33	194
Net interest (expense) income	(615)	(1)	19	(300)	(897)
Income tax (expense) benefit	(90)	(1)	67	87	63
Equity earnings	—	652	583	—	1,235
Earnings attributable to noncontrolling interests	—	—	(325)	—	(325)
Preferred dividends	(1)	—	—	(33)	(34)
Earnings (losses) attributable to common shares	$1,145	$646	$652	$(291)	$2,152

Nine months ended September 30, 2023	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$10,840	$—	$2,485	$(96)	$13,229
Cost of sales and other expenses	(7,601)	(5)	(981)	44	(8,543)
Depreciation and amortization	(1,435)	—	(210)	(6)	(1,651)
Other income (expense), net	66	—	11	(2)	75
Net interest expense	(558)	—	(102)	(275)	(935)
Income tax (expense) benefit	(64)	—	(555)	120	(499)
Equity earnings	—	553	533	—	1,086
Earnings attributable to noncontrolling interests	—	—	(435)	—	(435)
Preferred dividends	(1)	—	—	(33)	(34)
Earnings (losses) attributable to common shares	$1,247	$548	$746	$(248)	$2,293